Exhibit 99.1

Revlon Announces Receipt of Required Lender Consents for $100 Million Term Loan Add-On to Bank Credit Agreement

     NEW YORK--(BUSINESS WIRE)--July 24, 2006--Revlon, Inc. (NYSE: REV) today announced that its wholly-owned operating subsidiary, Revlon Consumer Products Corporation ("RCPC"), had received all of the required lender consents to the previously-announced amendment to its bank credit agreement, dated July 9, 2004 (as previously amended, the "Credit Agreement") to, among other things, increase the existing $700 million term loan facility under the Credit Agreement by $100 million.
     The Company announced that it expects to close and fund the amendment to the Credit Agreement on July 28, 2006, subject to market and other customary conditions. There can be no assurances that this transaction will be consummated.
     Commenting on the announcement, Revlon President and CEO Jack Stahl stated, "I am pleased with this demonstration of support by our lenders as we continue to take important actions for the long-term to drive revenue growth, while working aggressively to reduce costs and improve efficiencies. We believe that these actions support our goal of achieving profitability and value creation over time."

     About Revlon

     Revlon is a worldwide cosmetics, skin care, fragrance, and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com, www.vitalradiance.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company's brands include Revlon(R), Almay(R), Vital Radiance(R), Ultima(R), Charlie(R), Flex(R), and Mitchum(R).

     Forward-Looking Statements

     Statements in this press release which are not historical facts, including statements about plans, strategies, beliefs and expectations of Revlon, Inc. and RCPC (together, the "Company"), are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and, except for the Company's ongoing obligations under U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Such forward-looking statements include, without limitation, the Company's expectations and estimates about future events, including the Company's plans to secure the proposed amendment to the Credit Agreement, as well as the terms and conditions of such proposed amendment, that the Company expects to close and fund the amendment on July 28, 2006, the Company's expectations and plans to take important actions for the long-term to drive revenue growth, while working aggressively to reduce costs and improve efficiencies, and the Company's belief that these actions support its goal of achieving profitability and value creation over time. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the SEC, including the Company's 2005 Annual Report on Form 10-K, Form 10-Qs and Form 8-Ks filed with the SEC during 2006 (which may be viewed on the SEC's website at http://www.sec.gov or on Revlon, Inc.'s website at http://www.revloninc.com), as well as the Company's inability to consummate, in whole or in part, the proposed amendment to the Credit Agreement, including due to market conditions or other factors, as well as reasons including difficulties, delays or the inability of the Company to: (i) drive revenue growth, such as due to increased competitive activity or less than anticipated retailer or consumer acceptance of the Company's marketing plans and actions; and/or (ii) reduce costs and improve the Company's efficiencies, such as due to its productivity initiatives or cost reduction actions being less effective than planned, including as a result of higher than expected expenses due to increased competitive activity, increased cost of goods and greater than expected returns. Factors other than those listed above could also cause the Company's results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, the Company's websites or other websites referenced herein shall not be incorporated by reference into this release.


    CONTACTS: Revlon, Inc.
              Investor Relations:
              Maria A. Sceppaguercio, 212-527-5230
              or
              Media:
              Scott Behles, 212-527-4718

    SOURCE:   Revlon, Inc.